Exhibit 5.1

Suite 200, 701 Pennsylvania Avenue, NW Washington, DC 20004 t 202 508 5800 f 202 508 5858

September 8, 2023	direct dial 202 508 5818 direct fax 202 585 0074 sdonahoe@kilpatricktownsend.com

Board of Directors

ECB Bancorp, Inc.

419 Broadway

Everett, Massachusetts 02149

Re: ECB Bancorp, Inc. 2023 Equity Incentive Plan

Board Members:

We have been requested by ECB Bancorp, Inc., a Maryland corporation (the “Company”), to issue our opinion in connection with the registration of shares of the Company’s common stock, par value $0.01 per share, under the Securities Act of 1933, as amended (the “Securities Act”). The registration statement on Form S-8 (the “Registration Statement”) covers 356,609 shares of Company Common Stock that may be issued upon the vesting of restricted stock awards, restricted stock units, performance shares and performance units and 891,524 shares of Company Common Stock that may be issued upon the exercise of stock options under the ECB Bancorp, Inc. 2023 Equity Incentive Plan (the “Plan”).

We have made such legal and factual examinations and inquiries as we have deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed but have not verified (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the originals of all documents supplied to us as copies; and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiaries.

Based on the foregoing, and limited in all respects to Maryland law, it is our opinion that, following the effectiveness of the Registration Statement, the shares reserved for issuance under the Plan, when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and non-assessable.

We note that, although certain portions of the Registration Statement (the financial statements and schedules) have been included therein (through incorporation by reference) on the authority of “experts” within the meaning of the Securities Act, we are not experts with respect to any portion of the Registration Statement, including, without limitation, the financial statements or schedules or the other financial information or data included therein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-8, and we consent to the use of the name of our firm under the heading “Interests of Named Experts and Counsel” therein.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

By: /s/Stephen F. Donahoe

Stephen F. Donahoe, a Partner

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